Exhibit 99.2.r

Notice of Annual and Special Meeting of
Common Shareholders
Friday, May 12, 2006

Management Information Circular

CONTACT DIAMOND CORPORATION

Suite 500
145 King Street East
Toronto, Ontario
M5C 2Y7

ANNUAL AND SPECIAL MEETING OF COMMON SHAREHOLDERS

Date:	Friday, May 12, 2006

Time:	9:00 a.m. (Toronto time)

Place:	Sovereign Ballroom, Le Royal Meriden King Edward Hotel, 37 King St. East, Toronto, ON M5C 1E9

Business of the Meeting:	(1)	Receipt of the financial statements of the Corporation for the year ended December 31, 2005 and the auditors’ report on the statements;

	(2)	Election of directors;

	(3)	Appointment of auditors;

	(4)	Amendments to the Corporation’s Stock Option Plan; and

	(5)	Consideration of any other business, which may be properly brought before the Annual and Special Meeting of Common Shareholders.

Shareholders who are unable to be personally present at the meeting are requested to date, sign and return, not later than 48 hours prior to the meeting, in the envelope provided for that purpose, the enclosed form of proxy for use at the meeting.

By Order of the Board of Directors
/s/ R. GREGORY LAING
R. GREGORY LAING
General Counsel, Vice-President
Legal and Corporate Secretary
March 3, 2006

MANAGEMENT INFORMATION CIRCULAR

This Management Information Circular (the ‘‘Circular’’) is furnished in connection with the solicitation by management of Contact Diamond Corporation (‘‘Contact Diamond’’ or the ‘‘Corporation’’) of proxies for the use at an annual and special meeting (the ‘‘Meeting’’) of common shareholders to be held at the time and place and for the purposes set forth in the attached notice (the ‘‘Notice’’) of Meeting. Unless otherwise stated, all information in this Circular is given as of March 3, 2006 and all dollar figures are in Canadian dollars.

SECTION 1: VOTING INFORMATION

Who is soliciting my proxy?

Management of Contact Diamond is soliciting your proxy for use at the Meeting of common shareholders.

What will I be voting on?

You will be voting on:

•                    Election of directors (pages 4 and 5);

•                    Appointment of Ernst & Young LLP as the Corporation’s auditors (page 6);

•                    Amendments to the Corporation’s Stock Option Plan (pages 6 and 7); and

•                    such further and other business as may properly come before the Meeting.

What else will happen at the Meeting?

The financial statements for the year ended December 31, 2005 together with the auditors’ report on the financial statements will be presented to the Meeting.

How will these matters be decided at the Meeting?

A majority of votes cast, by proxy or in person, will constitute approval of each of the matters specified in this Circular.

How many votes do I have?

You will have one vote for every common share of the Corporation you own at the close of business on March 27, 2006, the record date for the Meeting. To vote common shares that you acquire after the record date, you must, no later than the commencement of the Meeting:

•                    request that the Corporation add your name to the list of voters; and

•                    properly establish ownership of the common shares or produce properly endorsed share certificates evidencing that the common shares have been transferred.

How many shares are eligible to vote?

At the close of business on March 3, 2006, there were 35,105,465 common shares of the Corporation outstanding. To the knowledge of the directors and senior officers of the Corporation, the only person or corporation which owns or exercises control or direction of 10% or more of the outstanding common shares is Agnico-Eagle Mines Limited (‘‘Agnico-Eagle’’), which owns 13,814,077 (approximately 39.4%) of the common shares of the Corporation.

How do I vote?

If you are eligible to vote and your shares are registered in your name, you can vote your shares in person at the Meeting or by proxy, as explained below. If your shares are registered in the name of an intermediary, such as a bank, trust company, or securities broker, please see the instructions below under the heading ‘‘How can a non-registered shareholder vote?’’

Voting by proxy

In addition to voting in person at the Meeting, you may vote by mail by completing the form of proxy and returning it in the enclosed envelope to Computershare Trust Company of Canada or the Corporation’s address as listed in this Circular. You may also appoint a person (who need not be a shareholder), other than one of the directors or officers named in the proxy, to represent you at the Meeting by inserting the person’s name in the blank space provided in the proxy, striking out the other names, and returning the proxy no later than 48 hours prior to the commencement of the Meeting.

How will my proxy be voted?

On the form of proxy, you can indicate how you would like your proxyholder to vote your shares for any matter put to a vote at the Meeting and on any ballot, your shares will be voted accordingly. If you do not indicate how you want your shares to be voted, the persons named in the proxy intend to vote your shares in the following manner:

•                    for the election of management’s nominees as directors;

•                    for the appointment of management’s nominees as the auditors and the authorization of the directors to fix the remuneration of the auditors;

•                    for amending the Stock Option Plan; and

•                    for management’s proposals generally.

The enclosed instrument of proxy gives discretion upon the persons named in the proxy with respect to amendments or variations to matters identified in the Notice and with respect to other matters which may properly come before the Meeting. As of the date of this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice.

What if I want to revoke my proxy?

You may revoke your proxy at any time prior to its use. You may revoke your proxy by requesting, or having your authorized attorney request, in writing, to revoke your proxy. This request must be delivered to the Corporation’s address (as listed in the Notice) before the last business day preceding the day of the Meeting or to the Chairman of the Meeting on the day of the Meeting or any adjournment.

How are proxies solicited?

The solicitation of proxies will be primarily by mail; however, proxies may be solicited personally or by telephone by directors, officers and regular employees of the Corporation.

Who is bearing the cost of the solicitation?

The Corporation will pay the costs of this solicitation of proxies, including legal, accounting, filing and printing costs associated with the preparation of this Circular.

How can a non-registered shareholder vote?

If your common shares are not registered in your name, they will be held by an intermediary such as a trust corporation, securities broker or other financial institution. Each intermediary has its own procedures which should be carefully followed by non-registered shareholders to ensure that your shares are voted at the Meeting. If you are a non-registered shareholder, you should have received this Circular, together with the form of proxy from your intermediary. To vote in person at the Meeting, follow the instructions set out on the form of proxy, appoint yourself proxyholder, and return the form of proxy. Do not otherwise complete the proxy or voting instruction form sent to you as you will be voting at the Meeting.

SECTION 2: BUSINESS OF THE MEETING

Election of Directors

The articles of the Corporation provide for a minimum of three and a maximum of ten directors. Subject to the provisions of the Business Corporations Act (Ontario), the Board of Directors is authorized to determine the number of directors within the minimum and maximum number by resolution of the Board of Directors of the Corporation. At this Meeting the Board has determined that the number of directors to be elected is nine.

The names of the proposed nominees for election as directors are listed below. Each director will hold office until the next annual meeting of the shareholders of the Corporation or until their successors are elected or appointed or the position is vacated. The persons named on the enclosed form of proxy intend to vote for the election of the proposed nominees whose names are set out below and who are all currently directors of the Corporation unless a shareholder has specified in his proxy that his common shares are to be withheld from voting for the election of directors. If any of the above-named nominees is for any reason unavailable to serve as a director, proxies in favour of management will be voted for another nominee in their discretion unless the shareholder has specified in the proxy that his shares are to be withheld from voting in the election of directors. The common share ownership amounts presented in the table do not include common shares underlying immediately exercisable options.

Name and Province/State/ Country of Residence	Period Served as a Director	Committees of the Board	Present Principal Occupation, Business or Employment	Number of Securities Beneficially Owned, Directly or Indirectly or Controlled or Directed
Sean Boyd, CA, 47, of	Since	NIL	Mr. Boyd is the Vice	342,000 common shares
Newmarket, Ontario,	June 25,		Chairman and Chief	400,000 options
Canada	1999		Executive Officer of
Agnico-Eagle.
John Postle, 64, of	Since	Member of the	Mr. Postle retired as	10,000 common shares
Oakville, Ontario,	May 6, 2005	Compensation and	Vice President of Roscoe	25,000 options
Canada		Corporate Governance	Postle Associates Inc.,
		Committees	mineral industry
consultants, on
October 31, 2002. He
provides consulting
services on a part time
basis.
John G. Jakolev, 54, of	Since	Member of the Audit	Mr. Jakolev is the	25,000 options
Toronto, Ontario,	March 28,	Committee (Chair)	President of Jet Capital
Canada	2005		Services Limited, a
consulting and business
advisory firm.
Mr. Jakolev is a
Chartered Accountant.
Charles James Lilly, 47, of	Since	Member of the	Mr. Lilly is a (chartered	1,000 common shares
Sudbury, Ontario,	March 28,	Corporate Governance	accountant), Partner with	25,000 options
Canada	2005	(Chair) and Audit	Sostarich, Ross,
		Committees	Wright & Cecutti LLP,
Chartered Accountants.

Name and Province/State/ Country of Residence	Period Served as a Director	Committees of the Board	Present Principal Occupation, Business or Employment	Number of Securities Beneficially Owned, Directly or Indirectly or Controlled or Directed
Peter C. Hubacheck, 55, of	Since	Member of the	Mr. Hubacheck is the	1,600 common shares
Mississauga, Ontario,	March 28,	Compensation	President of W.A.	25,000 options
Canada	2005	Committee	Hubacheck
Consultants Ltd., a
geological consulting
firm.
Michael A. Ballantyne, 61,	Since	Member of the	Mr. Ballantyne is the	25,000 options
of Yellowknife, NWT,	March 28,	Compensation	Vice-President NWT of
Canada	2005	Committee (Chair)	Aber Diamond
Corporation.
James D. Nasso, 72, of	Since	Member of the Audit	Mr. Nasso is the	5,000 common shares
Toronto, Ontario,	March 7,	and Corporate	Chairman of the Board	105,000 options
Canada	1990	Governance Committees	of the Corporation and
the Chairman of the
Board of Agnico-Eagle.
Eberhard Scherkus, 54, of	Since	NIL	Mr. Scherkus is the	106,000 common shares
Oakville, Ontario,	December 8,		President and Chief	285,000 options
Canada	2004		Operating Officer of
Agnico-Eagle.
Alain Blackburn, 49, of	Since	NIL	Mr. Blackburn is the	17,000 common shares
Oakville, Ontario,	December		Vice-President,	175,000 options
Canada	2004		Exploration of Agnico-Eagle.

Mr. Postle is the only nominee who was not previously elected by shareholders of the Corporation.

Corporate Cease Trade Orders or Bankruptcies

No director, officer, promoter or principal shareholder of the Corporation is, or within the ten years prior to the date hereof has been, a director, officer, promoter or other member of management of any other issuer that, while that person was acting in the capacity of a director, officer, promoter or other member of management of that issuer, was the subject of a cease trade order or similar order or an order that denied the issuer access to any statutory exemptions for a period of more than thirty consecutive days or was declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or has been subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his or her assets.

Penalties or Sanctions

No director, officer, promoter or principal shareholder of the Corporation is, or has been within the last ten years, the subject of any penalties or sanctions imposed by a court relating to Canadian securities legislation, fraud or theft or by a Canadian securities regulatory authority or has entered into a settlement agreement with a Canadian securities regulatory authority.

Personal Bankruptcies

No director, officer, promoter or other member of management of the Corporation has, during the ten years prior to the date hereof, been declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency or has been subject to or instituted any proceedings, arrangement, or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his or her assets.

Appointment of Auditors

The persons named on the enclosed form of proxy intend to vote for the appointment of Ernst & Young LLP as the Corporation’s auditors and for the directors to fix the remuneration of the auditors. Representatives of Ernst & Young LLP are expected to be present at the Meeting to respond to appropriate questions and make a statement if they wish to do so. Ernst & Young LLP became the Corporation’s auditors in 1983.

Financial Statements

The audited financial statements for the year ended December 31, 2005 have been mailed to shareholders together with this Circular.

In 2005, the Corporation paid $21,640 (2004 — $17,340) to Ernst & Young LLP as audit fees. Audit fees were paid for professional services rendered by the auditors for the audit of the Corporation’s annual financial statements and related statutory and regulatory filings. Reference is made to Item 16 of the Corporation’s Annual Information Form dated March 3, 2006 filed on www.sedar.com.

Amendments to the Stock Option Plan

The Corporation’s Stock Option Plan provides participants with an incentive to enhance shareholder value by providing a form of compensation which is tied to increases in the market value of the Corporation’s common shares. Options are granted by the Compensation Committee to eligible employees, directors, officers, consultants and service providers of the Corporation and its affiliated entities. The exercise price of options granted may not be less than the closing market price of the common shares on the Toronto Stock Exchange (the ‘‘TSX’’) on the date of grant.

The Corporation has currently reserved 4,000,000 common shares for issuance under the Stock Option Plan. As at March 3, 2006, 3,153,500 options have been granted under the Stock Option Plan, leaving 846,500 options available for future grants. The Compensation Committee considers the Stock Option Plan to be an integral part of its overall compensation scheme in order to attract and retain employees with the skills and commitment needed to lead and grow the Corporation’s business. Therefore, the Compensation Committee is recommending that the number of common shares reserved for issuance under the Stock Option Plan be increased from 4,000,000 common shares to 5,000,000 common shares. The Compensation Committee is also recommending that section 7(g) of the Stock Option Plan, which provides that the maximum number of options which may be granted under the Stock Option Plan in any fiscal year of the Corporation may not exceed 1% of the outstanding shares immediately prior to the grant of such options, be deleted.

The terms of the Stock Option Plan require that any increase or change in the number of shares reserved for issuance be approved by the shareholders of the Corporation. As the proposed amendment to the Stock Option Plan could result, at any time, in the number of shares reserved for issuance pursuant to stock options granted to insiders of the Corporation exceeding 10% of the Corporation’s issued and outstanding common shares, the rules of the TSX require that the amendment of the Stock Option Plan be approved by an ordinary majority of votes cast at the Meeting other than votes attaching to securities held by insiders to whom the shares may be issued pursuant to the Stock Option Plan and the associates of such insiders (‘‘Disinterested Shareholders’’). This is referred to as a ‘‘Disinterested Shareholder Vote’’. The number of shares held by insiders and their associates is not within the knowledge of the Corporation and has been furnished by the insiders, individually. As of March 3, 2006, the number of shares held by Disinterested Shareholders is 700,300.

In addition to shareholders’ approval, the amendments to the Stock Option Plan are subject to regulatory approval.

At the Meeting, the shareholders will be asked to consider and, if thought advisable, adopt the following resolution:

‘‘BE IS RESOLVED THAT:

1.                 The Corporation’s Stock Option Plan be amended by deleting ‘‘4,000,000’’ in the first sentence of section 4 and substituting it with ‘‘5,000,000’’;

2.                 The Corporation’s Stock Option Plan be further amended by deleting section 7(g); and

3.                 Any officer or director of the Corporation is authorized and directed on behalf of the Corporation to execute and deliver all such documents and to do all such acts as may be necessary or desirable to give effect to this resolution.’’

For the amendments to the Stock Option Plan to become effective, this ordinary resolution must be approved by a majority of votes of shareholders cast at the Meeting, not including votes of insiders of the Corporation to whom common shares may be issued under the Stock Option Plan.

The persons named as proxies in the enclosed form of proxy intend to cast the votes represented by proxy in favour of the amendments to the Stock Option Plan unless a shareholder has specified in his or her proxy that his or her common shares are to be voted otherwise.

As at March 3, 2006, 2,777,000 options granted under the Stock Option Plan were granted and unexercised and 846,500 were available for future grants. The unexercised options together with the shares available for future grants as a result of the approval of the amendments to the Stock Option Plan would leave 4,623,500 common shares reserved for issuance under the Stock Option Plan.

SECTION 3: COMPENSATION AND OTHER INFORMATION

Statement of Executive Compensation

The following table provides information for the most recently completed financial year ended December 31, 2005 regarding compensation paid to or earned by the President and Chief Executive Officer of the Corporation.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Shares or
					Securities	Units Subject
				Other Annual	Under	to Resale	LTIP	All Other
		Salary	Bonus	Compensation	Options	Restrictions	Payouts	Compensation
Name and Principal Position	Year	($)	($)	(#)	Granted	($)	($)	($)
Matthew Manson(1) President and Chief Executive Officer	2005	149,540	20,000	—	200,000	—	—	9,970	(2)

(1)             Matthew Manson was appointed the President and Chief Operating Officer of the Corporation on March 1, 2005 and became President and Chief Executive Officer on February 10, 2006.

(2)             Auto allowance

(3)             Other than Mr. Manson, the Corporation did not pay any salary or bonus to its executive officers during the fiscal years ended December 31, 2005, 2004 and 2003. The executive officers of the Corporation are:

•       Sean Boyd, Director (formerly Chief Executive Officer)

•       Matthew Manson, President and Chief Executive Officer

•       David Garofalo, Vice-President, Finance and Chief Financial Officer

•       Donald G. Allan, Vice-President, Corporate Development

During the fiscal year ended December 31, 2005, Messrs. Boyd, Garofalo and Allan were also executive officers of Agnico-Eagle, the Corporation’s largest shareholder and were compensated by Agnico-Eagle. During the fiscal year ended December 31, 2004, Messrs. Boyd and Garofalo were the only executive officers of the Corporation who constituted ‘‘named executive officers’’ of the Corporation under applicable securities regulations.

Report on Executive Compensation

During the fiscal year ended December 31, 2005, there were no long-term incentive plan awards made to any of the Executive Officers. In addition, there are no plans in place with respect to any of the Executive Officers for termination of employment or change in responsibilities under employment contracts, apart from those separately disclosed herein.

No stock appreciation rights are outstanding and it is currently intended that none be issued.

The Corporation’s philosophy is to provide long-term incentives to its executive officers and others through stock options granted under the Corporation’s Stock Option Plan. This form of compensation achieves two goals:

•                    it enables the Corporation to attract and retain the quality of people necessary for the success of its business; and

•                    it serves to align the interests of management with the interests of shareholders.

Grants of stock options are generally based on three factors:

•                    the executive’s performance;

•                    the executive’s level of responsibility within the Corporation; and

•                    the number and exercise price of options previously granted to the executive.

In order to align the interests of the Corporation and its officers and employees, the Corporation encourages stock ownership. The following table summarizes each Executive Officer’s holdings as at the fiscal year ended December 31, 2005:

Common Shares
Matthew Manson, President and Chief Executive Officer	200,000
Sean Boyd, Director (formerly Chief Executive Officer)	342,000
David Garofalo, Vice-President, Finance and Chief Financial Officer	9,200
Donald G. Allan, Vice-President, Corporate Development	4,500
R. Gregory Laing, General Counsel, Vice President, Legal and Corporate Secretary	—
Graham Long, Vice President, Exploration	4,000

The foregoing report is submitted by the Compensation Committee of the Board of Directors as at December 31, 2005.

Michael A. Ballantyne, Chair
Peter C. Hubacheck
John Postle

Composition of Compensation Committee

During the fiscal year ended December 31, 2005, the Compensation Committee was composed entirely of unrelated and outside directors. The Compensation Committee was comprised of Messrs. Michael Ballantyne (Chair), John Postle and Peter C. Hubacheck. The Compensation Committee was established by the Board in 1993. Under the Stock Option Plan, options to purchase common shares of the Corporation may be granted to the Corporation’s directors, officers, key employees and service providers. The Compensation Committee has been delegated the authority to interpret the Stock Option Plan, to designate those directors, officers, employees and service providers of the Corporation who are granted options, to determine the number of options to be granted and the timing of vesting of such options and to otherwise make such rules and regulations and establish such procedures as it deems appropriate for the general administration of the Stock Option Plan, taking into consideration the recommendations of management. The Compensation Committee met twice in the fiscal year ended December 31, 2005.

Compensation of Officers

During the fiscal year ended December 31, 2005, the Compensation Committee did not grant any options to the Executive Officers.

The following table shows, for each Executive Officer, the number of common shares acquired through the exercise of stock options of the Corporation during the fiscal year ended December 31, 2005, the aggregate value realized upon exercise and the number of unexercised options under the Stock Option Plan as at the fiscal year ended December 31, 2005. The value realized upon exercise is the difference between the market value of the Corporation’s common shares on the exercise date and the exercise price of the option. The value of unexercised in-the-money options as at the fiscal year ended December 31, 2005 is the difference between the exercise price of the options and the market value of the Corporation’s common shares on December 31, 2005, which was $.50 per share.

Aggregate option exercises during the fiscal year ended December 31, 2005 and fiscal year end option values

	Securities	Aggregate value	Unexercised options at December 31, 2005		Value of unexercised in the money options at December 31, 2005
Name	acquired at exercise	realized ($)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Matthew Manson	Nil	Nil	50,000	150,000	Nil	Nil
Sean Boyd	Nil	Nil	400,000	Nil	Nil	Nil
David Garofalo	Nil	Nil	151,250	18,750	Nil	Nil
Donald G. Allan	Nil	Nil	71,250	18,750	Nil	Nil

The following table shows, as at the fiscal year ended December 31, 2005, compensation plans under which equity securities of the Corporation are authorized for issuance from treasury. The information has been aggregated by plans approved by shareholders and plans not approved by shareholders, of which there are none.

Plan Category	Number of securities to be issued on exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuances under equity compensation plans
Equity compensation plans approved by shareholders	2,777,000	$1.59	846,500
Equity compensation plans not approved by shareholders	0	0	0

Compensation of Directors

The Corporation pays to each director (other than Messrs. Boyd, Blackburn and Scherkus) an annual retainer of $5,000 and a fee of $750 for each meeting of the Board of Directors or committee of the Board of Directors attended. Directors are eligible participants in the Stock Option Plan. In the fiscal year ended December 31, 2005, the Corporation granted 140,000 options to directors of the Corporation.

Indebtedness of Directors, Executive Officers and Senior Officers

There was no indebtedness of directors, executive officers or senior officers of the Corporation, proposed nominees for directors, or associates or affiliates of the said persons, during the fiscal year ended December 31, 2005.

Performance Graph

The following graph compares the total cumulative return of $100 invested in the Corporation’s common shares on December 31, 2001 with the cumulative total return for each of The S&P/TSX Composite Index and The Toronto Stock Exchange Gold and Precious Minerals Total Return Index (the ‘‘TSX Gold Index’’) over the five-year period ended December 31, 2005 (in each case, assuming reinvestment of dividends). The table shows what a $100 investment in each of the above mentioned indices and in the Corporation’s common shares, made at December 31, 1999, would be worth in each of the five years following the initial investment.

Corporate Governance Practices

In June 2005, National Policy 58-201 Corporate Governance Guidelines (the ‘‘Governance Guidelines’’) and National Instrument 58-101 Disclosure of Corporate Governance Practices (the ‘‘Governance Disclosure Rule’’) were adopted by the securities regulatory authorities in Canada. The Governance Guidelines deal with matters such as the constitution and independence of corporate boards, their functions, the effectiveness and education of board members and other items dealing with sound corporate governance practices. The Governance Disclosure Rule requires that, if management of an issuer solicits proxies from its security holders for the purpose of electing directors, specified disclosure of its corporate governance practices must be included in its management information circular.

The Corporation and the Board of Directors (the ‘‘Board’’) recognize the importance of corporate governance to the effective management of the Corporation and to the protection of its employees and shareholders. The Corporation’s approach to significant issues of corporate governance is designed with a view to ensuring that the business and affairs of the Corporation are effectively managed so as to enhance shareholder value. The Board fulfills its mandate directly and through its committees at regularly scheduled meetings or as required. Frequency of meetings may be increased and the nature of the agenda items may be changed depending upon the state of the Corporation’s affairs and in light of opportunities or risks which the Corporation faces. The directors are kept informed of the Corporation’s operations at these meetings as well as through reports and discussions with management on matters within their particular areas of expertise.

The Corporation’s corporate governance practices have been and continue to be in compliance with applicable Canadian requirements. The Corporation continues to monitor developments in Canada with a view to further revising its governance policies and practices, as appropriate.

The following is a description of the Corporation’s corporate governance practices which has been prepared by the Corporate Governance Committee and has been approved by the Board.

Board of Directors

Independence of the Board

Six out of the nine members of the Board are independent within the meaning of the Governance Guidelines and hold regularly scheduled meetings. During the financial year ended December 31, 2005, there were no separate meetings of the independent directors. Each of Messrs. Postle, Jakolev, Lilly, Hubacheck, Ballantyne and Nasso are unrelated to the Corporation as none of such individuals is an officer or employee of the Corporation or a party to any material contract with the Corporation and none of such individuals receives remuneration from the Corporation in excess of directors’ fees and grants of stock options. Three directors, Messrs, Boyd, Scherkus and Blackburn may be considered to not be independent by virtue of their positions with Agnico-Eagle, the Corporation’s 39.4% shareholder. A majority of directors of the Corporation are independent.

To facilitate the functioning of the Board independently of management, the following structures and processes are in place:

•       a non-executive Chairman has been elected;

•       there are no members of management on the Board, other than the Vice-Chairman and Chairman of the Board;

•       when appropriate, members of management, including the Vice-Chairman and Chairman of the Board, are not present for the discussion and determination of certain matters at meetings of the Board;

•       under the by-laws of the Corporation, any two directors may call a meeting of the Board;

•       the President and Chief Operating Officer’s compensation is considered, in his absence, by the Compensation Committee at least once a year; and

•       in addition to the standing committees of the Board, independent committees are appointed from time to time, when appropriate.

Chairman of the Board

The Chairman of the Board (Mr. Nasso) is an independent director. The Chairman’s primary role is to provide leadership to Directors in discharging their mandate including by:

•       leading, managing and organizing the Board consistent with the approach to corporate governance adopted by the Board from time to time;

•       promoting cohesiveness among the Directors;

•       being satisfied that the responsibilities of the Board and its committees are well understood by the Directors; and

•       appointing the Chair of each of the Board’s committees from time to time.

The Chairman promotes delivery of information to the Directors on a timely basis to keep the Directors fully appraised of all matters which are material to the Directors.

In connection with meetings of the Directors, the Chairman is responsible for the following;

•       scheduling meetings of the Directors;

•       coordinating with the chairmen of the committees of the Directors to schedule meetings of the committees;

•       ensuring that all business required to come before the Board is brought before the Board such that the Board is able to carry out all of its duties to manage or supervise the management of the business and affairs of the Corporation;

•       setting the agenda for meetings of the Board;

•       monitoring the adequacy of materials provided to the Directors by management in connection with the Directors’ deliberations;

•       ensuring that the Directors have sufficient time to review the materials provided to them and to fully discuss the business that comes before the Board;

•       presiding over meetings of the Directors; and

•       encouraging free and open discussion at meetings of the Board.

The Chairman also presides over shareholders meetings.

Meetings of the Board and Committees of the Board

The Board meets a minimum of four times per year, usually every quarter and following the annual meeting of the Corporation’s shareholders. Each committee of the Board meets at least once each year or more frequently as deemed necessary by the applicable committee. The frequency of the meetings and the nature of the meeting agendas are dependent upon the nature of the business and affairs which the Corporation faces from time to time. During the fiscal year ended December 31, 2005 the Board held six meetings. The following table provides details regarding director attendance at Board and committee meetings held during the financial year ended December 31, 2005.

Meetings Attended out of Meetings Held

Director	Board	Audit Committee	Compensation Committee	Governance and Nominating Committee
Sean Boyd	6 out of 6	n/a	n/a	n/a
John Postle	6 out of 6	n/a	2 out of 2	—
John G. Jakolev	6 out of 6	2 out of 2	n/a	n/a
Charles James Lilly	6 out of 6	2 out of 2	n/a	—
Peter C. Hubacheck	6 out of 6	n/a	2 out of 2	n/a
Michael A. Ballantyne	5 out of 6	n/a	2 out of 2	n/a
James D. Nasso	6 out of 6	2 out of 2	n/a	—
Eberhard Scherkus	6 out of 6	n/a	n/a	n/a
Alain Blackburn	6 out of 6	n/a	n/a	n/a

Other Public Corporation Directorships/Committee Appointments

The following table provides details regarding directorships and committee appointments held by the Corporation’s directors in other public companies.

Director	Other Public Corporation Directorships	Other Public Corporation Committee Appointments
Sean Boyd	Agnico-Eagle Mines Limited	—
John Postle	—	—
John G. Jakolev	—	—
Charles James Lilly	NXA Inc.	—
Peter C. Hubacheck	—	—
Michael A. Ballantyne	—	—
James D. Nasso	Agnico-Eagle Mines Limited	Audit Committee and Corporate Governance Committee
Eberhard Scherkus	Agnico-Eagle Mines Limited	—
Alain Blackburn	—	—

Board Mandate

The Board has the responsibilities and duties outlined below:

•       responsible for the stewardship of the Corporation;

•       supervise the management of the business and affairs of the Corporation;

•       perform such duties and approve certain matters as may be required by applicable legislation and regulations including those of the Ontario Securities Commission and the TSX;

•       adopt a strategic planning process and approve, on an annual basis, a strategic plan for the Corporation, which takes into account, among other things, the opportunities and risks of the business;

•       identify the principal business risks and review and approve key policies and practices, internal control, corporate governance and operational risk and ensure the implementation of appropriate systems to manage those risks;

•       ensure that the Board receives from senior management the information and input required to enable the Board to effectively perform its duties;

•       ensure the integrity of the Corporation’s internal controls and management information systems;

•       review and approve all material transactions;

•       review the performance of the Corporation and approve all annual and quarterly financial statements and, if applicable, the declaration of dividends;

•       the extent feasible, satisfy itself as to the integrity of executive officers and that the executive officers create a culture of integrity throughout the organization;

•       approve the appointment and compensation of executive management and training and monitoring of executive management;

•       develop the Corporation’s approach to corporate governance and its corporate governance principles and guidelines;

•       on the recommendation of the Corporate Governance Committee, appoint directors or recommend nominees for election to the Board at annual meetings of shareholders;

•       from its membership, to appoint a non-executive Chairman of the Board or Lead Director;

•       establish committees of the Board, delegate the appropriate responsibilities to those committees and appoint the Chairs for committees of the Board;

•       conduct and act upon annual assessments and evaluations of the Board, committees of the Board and individual directors;

•       oversee the establishment of processes for accurate, timely and full public disclosure, including the Corporation’s disclosure policy; and

•       ensure that there is an ongoing, appropriate and effective process in place for ensuring adherence to the Corporation’s Code of Business Conduct and Ethics.

Position Descriptions

Written position descriptions have been developed by the Board for the Chairman of the Board, the President and the Chief Executive Officer of the Corporation.

Orientation and Continuing Education

Contact holds annual educational sessions with its directors and legal counsel to review and assess the Board’s corporate governance policies. This allows new directors to become familiar with the corporate governance policies of Contact as they relate to its business.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the ‘‘Code’’) for its directors, officers and employees. The Board has responsibility for ensuring that there is an ongoing, appropriate and effective process in place for ensuring adherence to the Code.

The Board takes steps to ensure that directors, officers and employees exercise independent judgment in considering transactions and agreements in respect of which a director, officer or employee of the Corporation has a material interest, which include ensuring that directors, officers and employees are thoroughly familiar with the Code and, in particular, the rules concerning reporting conflicts of interest and obtaining direction from the Audit Committee regarding any potential conflicts of interest.

The Board encourages and promotes an overall culture of ethical business conduct by promoting compliance with applicable laws, rules and regulations, providing guidance to directors, officers and employees to help them recognize and deal with ethical issues, promoting a culture of open communication, honesty and accountability and ensuring awareness of disciplinary action for violations of ethical business conduct.

Nomination of Directors and Corporate Governance Committee

The Corporate Governance Committee, which is composed entirely of independent directors, is responsible for identifying and recruiting new candidates for nomination to the Board.

The Corporate Governance Committee:

•       identifies and recommends individuals to the Board for nomination as Directors and for Board committees;

•       develops and recommends corporate governance principles;

•       oversees the evaluation of Directors and management;

•       recommends the size of the Board and committees;

•       identifies qualified individuals for Board membership; recommends nominees for election at shareholders meetings and recommends individuals to fill vacancies. When assessing and nominating candidates the Corporate Governance Committee considers such factors as:

•        the candidate’s judgment, skill, diversity and experience with businesses and other organizations of comparable size,

•        the interplay of the candidate’s experience with the experience of other members of the Board, and

•        the extent to which the candidate would be a desirable addition to the Board and committees.

•       develops and recommends to the Board standards to be applied in making determinations as to the absence of material relationships between the Corporation and a Director;

•       identifies and recommends qualified Directors to fill vacancies on any committees;

•       establishes procedures to exercise oversight of the evaluation of the Board, committees, Directors and management;

•       develops and recommends corporate governance principles;

•       develops position descriptions for the Board and the chief executive officer; delineates any limits to management’s responsibilities;

•       develops policy on corporate donations and approves corporate donations;

•       recommends structures and procedures to ensure that the Board functions independently of management; and

•       discharges any other duties or responsibilities expressly delegated by the Board.

Compensation

The Compensation Committee, which is composed entirely of independent directors, among other things, determines appropriate compensation for the Corporation’s directors, officers and employees.

The Compensation Committee:

•       in consultation with the Board and senior management makes recommendations and oversees the development and implementation of compensation programs and guidelines.

•       in relation to the Chief Executive Officer;

•        recommends the corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

•        evaluates the performance of the Chief Executive Officer in light of those goals and objectives, and

•        sets the Chief Executive Officer’s compensation level based on this evaluation,

•       in relation to compensation programs and guidelines,

•        recommends, reviews and approves the adequacy and form of programs and guidelines applicable to senior management,

•        recommends new, or any material change to, an existing incentive compensation plan,

•        oversees the administration of incentive compensation plans, and

•        discharges any responsibilities imposed by any incentive compensation plans,

•       in consultation with senior management,

•        oversees regulatory compliance, and

•        as and when required, establishes performance goals and, when appropriate, certifies that those performance goals have been attained; and

•       recommends the appropriate guidelines for any severance or similar termination payments to senior management.

No compensation consultant or advisor, has, at any time since the beginning of the fiscal year starting January 1, 2006, been retained to assist in determining compensation for any of the Corporation’s directors and officers.

Committees of the Board

The Board has the following three standing committees:

•       the Audit Committee;

•       the Compensation Committee; and

•       the Corporate Governance Committee.

All of the committees are independent of management and report directly to the Board. From time to time, when appropriate, ad hoc committees of the Board may be appointed by the Board. The current membership of each standing committee of the Board is as follows:

Audit Committee. The Board has an Audit Committee composed entirely of outside directors who are unrelated to and independent from the Corporation. The Audit Committee is comprised of John Jakolev (Chair), James D. Nasso and Charles James Lilly. The Audit Committee is responsible for reviewing the Corporation’s quarterly financial statements and the annual financial statements prior to approval by the Board, other disclosure containing financial information (e.g., press releases), financial reporting procedures, internal controls and the performance of the Corporation’s external auditors. The Audit Committee met twice in the fiscal year ended December 31, 2005.

Compensation Committee. The Compensation Committee is composed entirely of unrelated and outside directors. The Compensation Committee is comprised of Messrs. Michael Ballantyne (Chair), John Postle and Peter C. Hubacheck. The Compensation Committee met twice in the fiscal year ended December 31, 2005.

Corporate Governance Committee. The Corporate Governance Committee is composed entirely of outside directors who are unrelated to and independent from the Corporation. The Corporate Governance Committee is comprised of Messrs. Charles J. Lilly (Chair), James D. Nasso and John Postle. The Corporate Governance Committee is responsible for evaluating the Corporation’s governance practices, developing its response to the TSX Guidelines and recommending changes to the Corporation’s governance structures or processes as it may from time to time consider necessary or desirable. The Corporate Governance Committee did not meet during the fiscal year ended December 31, 2005.

Recommendations of committees of the Board require the approval of the full Board before being implemented. In addition to the committees of the Board described above, from time to time, ad hoc committees of the Board may be appointed.

Board Assessments

The Board is committed to regular assessments of the effectiveness of the Board, the Chairman of the Board, the committees of the Board and the individual directors. The Corporate Governance Committee annually reviews and makes recommendations to the Board regarding evaluations of the Board, the Chairman of the Board, the committees of the Board and the individual directors.

SECTION 4: STOCK OPTION PLAN

Disclosure of Stock Option Plan

On June 18, 1993, the Corporation’s shareholders approved the Corporation’s Stock Option Plan. The Stock Option Plan was amended on June 26, 1997, May 7, 1999 and September 8, 2004. The rules of the TSX require annual disclosure of the terms of a listed issuer’s stock option plan.

The purpose of the Stock Option Plan is to encourage ownership of common shares of the Corporation by directors, officers, employees and service providers being those persons who are primarily responsible for the management and profitable growth of the Corporation’s business, by providing additional incentive for superior performance by such persons and to enable the Corporation to attract and retain valued directors, officers, employees and service providers.

The Stock Option Plan provides that eligible participants thereunder include any employee, officer, director of or consultant to the Corporation or an affiliated entity of the Corporation.

The Plan is administered by a Committee (the ‘‘Committee’’) which consists of not fewer than three directors of the Corporation. The Committee is defined to mean the Compensation Committee appointed by the Board of Directors of the Corporation.

The maximum number of shares which may be reserved for issuance under the Stock Option Plan is currently 4.0 million shares representing 11% of the issued and outstanding shares of the Corporation. To date, a total of 3,153,500 options have been granted under the Stock Option Plan representing 79% of the options available for grant under the Stock Option Plan and 9% of the issued and outstanding shares of the Corporation. Reference is made to ‘‘Amendment to Stock Option Plan’’ for information concerning the proposed amendments to increase the maximum number of shares which may be reserved for issuance thereunder to 5.0 million shares and to delete the annual amount restricting how many options may be granted.

The maximum number of shares which may be reserved for issuance to any one person pursuant to options under the Stock Option Plan or otherwise, warrants, share purchase plans or other compensation arrangements may not exceed 5% of the issued and outstanding shares. Any shares that are subject to an option granted under the Stock Option Plan which for any reason is cancelled or terminated without having been exercised, is again available to be granted under the Stock Option Plan.

Options granted under the Stock Option Plan after September 2, 2004 expire not later than five years after the date of the grant.

Options may only be granted under the Stock Option Plan to Eligible Persons as shall be designated from time to time by the Committee, Eligible Corporations (being corporations controlled by an Eligible Person and of which all other shareholders are Eligible Assignees) and Eligible Family Trusts (being trusts of which the Eligible Person is a trustee and of which all beneficiaries are Eligible Assignees). An Eligible Assignee under the Stock Option Plan, in respect of any Eligible Person, means such person’s spouse, minor children and minor grandchildren, a trust governed by a registered retirement savings plan of an Eligible Person, an Eligible Corporation or an Eligible Family Trust.

The exercise price of options granted under the Stock Option Plan are fixed by the Committee. The exercise price may not be not less than the ‘‘Market Price’’ of the shares on the trading day immediately preceding the date of the grant. The Committee may also determine that the exercise price per share may escalate at a specified rate dependant upon the year in which any option to purchase shares may be exercised by the optionee. ‘‘Market Price’’ on any date, means the closing sale price for board lots of the shares on the TSX on such day. If the shares did not trade on such date, the ‘‘Market Price’’ shall be the closing sale price for board lots of the shares on such stock exchange in Canada on which the shares are listed on such day as may be selected by the Committee for such purpose.

The full purchase price of the shares purchased under the option must be paid in cash upon exercise.

The Committee may determine when an option will become exercisable and may determine that the option shall be exercisable in instalments on such terms as to timing of vesting or otherwise as the Committee deems advisable provided that options granted under the Stock Option Plan shall vest no more quickly than, in equal instalments (computed in each case to the nearest share), on each of the date of the grant of the option and each anniversary of the date of the grant of the option up to and including the second to last anniversary date of the grant.

Any option granted under the Stock Option Plan terminates on the earliest of: (i) 30 days after the date an optionee ceases to be an Eligible Person for any reason whatsoever other than death; (ii) six months after the date the optionee’s legal representative or the person or persons to whom the deceased optionee’s rights under the option shall pass by will or applicable laws of descent and distribution and only to the extent that the optionee would have been entitled to exercise the option at the time of the optionee’s death; and (iii) where the optionee is a director of the Corporation and ceases to be an Eligible Person by reason of his retirement or resignation from the Board of Directors of the Corporation, four years from the date of such retirement or resignation, subject to any resolution that may be passed by the Board of Directors of the Corporation on the recommendation of the Committee, shortening such term and provided that in no event shall any option expire later than five years after the date that the option was granted.

Subject to obtaining approval in advance from the Corporation and from each applicable stock exchange, Eligible Persons may assign options granted to them under the Stock Option Plan to Eligible Assignees and Eligible Assignees may in turn assign such options to other Eligible Assignees or the original optionee.

Subject to the provisions of the Business Corporations Act (Ontario), the Corporation may at any time and from time to time lend money on a non-recourse or limited recourse basis or otherwise or provide guarantees or other support arrangements to assist an Eligible Person who is not a director or officer of the Corporation to fund all or a part of the purchase price for the exercise of shares and options granted under the Stock Option Plan, on such terms and conditions as the Corporation may determine, provided that each loan made shall become due and payable in full on the date the optionee becomes a director or officer of the Corporation.

If there is a compulsory acquisition of the shares of the Corporation following a takeover bid or an issuer bid, then following the date upon which the takeover bid or issuer bid expires, an optionee is entitled to receive, for the same exercise price, in lieu of the number of shares to which such optionee was theretofore entitled to purchase upon exercise of his options, the aggregate amount of cash, shares, other securities or other property which he would have been entitled to receive as a result of such bid if he had tendered such number of shares to the bidder.

The Board of Directors, insofar as permitted by law and subject to any required approval of any stock exchange and required shareholder approvals, may amend or revise the terms of the Stock Option Plan or may discontinue the Stock Option Plan.

SECTION 5: ADDITIONAL ITEMS

Directors’ and Officers’ Liability Insurance

Directors and officers of the Corporation are indemnified by the Corporation to the extent permitted by law under the Corporation’s by-laws. Agnico-Eagle, the Corporation’s 39.4% shareholder, has purchased, on behalf of itself, the Corporation, and certain other entities, directors’ and officers’ liability insurance policies to provide insurance against possible liabilities incurred by them in their capacity as directors and officers of the Corporation. The premium for these policies for the period from December 31, 2005 to December 31, 2006 is $725,925. The policies provide coverage of up to $50 million per occurrence, to a maximum of $50 million per annum. There is no deductible for directors and officers and a $250,000 deductible for each claim made by the Corporation ($1 million deductible for securities claims). The insurance applies in circumstances where the Corporation may not indemnify its directors and officers for their acts or omissions.

Interest of Informed Persons in Material Transactions

During the fiscal year ended December 31, 2005, none of the insiders of the Corporation nor any proposed nominee for election as a director, nor any associate or affiliate of the said persons, has had any material interest, direct or indirect, in any transaction, which has materially affected or would materially affect the Corporation.

Management Contracts

Management functions of the Corporation are performed by directors, executive officers or senior officers of the Corporation and not, to any substantial degree, by any other person with whom the Corporation has contracted.

Matthew Manson, the President and Chief Executive Officer of the Corporation signed a management agreement with the Corporation dated as of March 1, 2005. Under this agreement, upon the termination of Mr. Manson’s employment by the Corporation as a result of a Change in Control, Mr. Manson will be entitled to a severance payment equal to two times his annual salary at the date of termination plus an amount equal to two times his annual bonus, based on the bonus paid to him, averaged over the last two fiscal years preceding termination. Such amounts are payable in a lump sum within 10 business days following termination, or if Mr. Manson so chooses, over a two year period in equal monthly instalments. Mr. Manson will also be entitled to receive a continuation of benefits if permissible by carrier pursuant to the terms of the applicable benefit plans and monthly car allowance for up to two years or until such earlier date on which Mr. Manson commences new employment or if so requested by Mr. Manson, he can elect to receive an amount equal to the Corporation’s costs in providing such benefits.

Additional Information

The Corporation is a reporting issuer under the securities acts of all the provinces and territories of Canada and is therefore required to file certain documents with various securities commissions. To obtain a copy of any of the following documents free of charge, please contact the Director, Investor Relations:

•                    the Corporation’s audited annual financial statements and related management discussion and analysis for the fiscal year ended December 31, 2005;

•                    any interim financial statements of the Corporation and related management discussion and analysis subsequent to the financial statements for the fiscal year ended December 31, 2005; and

•                    this Circular.

Alternatively, these documents may be viewed at the Corporation’s website at http://www.contactdiamond.com or on the SEDAR website at http://www.sedar.com. Financial information is available in the Corporation’s comparative financial statements and related management discussion and analysis.

General

Management knows of no matters to come before the Meeting other than matters referred to in the Notice. However, if any other matters which are not now known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the person or persons voting the proxy.

Directors’ Approval

The board of directors of the Corporation has approved the contents and sending of this Circular.

March 3, 2006
/s/ R. GREGORY LAING
R. GREGORY LAING
General Counsel, Vice-President
Legal and Corporate Secretary